EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-134508, No. 333-192154 and No. 333-192356), in the Post Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-88663) and on Form S-8 (No. 333-115725, No. 333-143116, No. 333-161390, No. 333-167127, No. 333-174930, No. 333-181788 and No. 333-188820) of Gentiva Health Services, Inc. of our report dated March 12, 2014 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, GA
March 12, 2014